UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2001

FIRST PLACE FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-25049	34-1880130
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification #)
of incorporation)

185 E. Market Street, Warren, OH	44482
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including are code (330) 373-1221

N/A
(Former name or former address, if changed since last report)

Item 5 Other Events

Second Quarter Financial Information Press Release…………

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST PLACE FINANCIAL CORP.

Date:	January 26, 2001	By: /s/ Steven R. Lewis
Steven R. Lewis,
President and CEO

First Place Financial Corp. Reports Second Fiscal Quarter Net Loss and Regular Dividend Increase

Warren, Ohio, January 24, 2001 – First Place Financial Corp. (NASDAQ: FPFC) reported a net loss for its second fiscal quarter ended December 31, 2000 of ($3.1) million, or ($.34) per diluted share. The net loss for the current quarter compared to net income of $2.2 million, or $.23 per diluted share for last year’s quarter ended December 31, 1999. The Company’s performance for the quarter ended December 31, 2000 included $6.5 million in pre-tax merger and restructuring costs related to the Company’s merger with FFY Financial Corp. (FFY), which closed on December 22, 2000. Net income for the quarter ended December 31, 2000, excluding merger and restructuring costs, totaled $1.2 million, or $.13 per diluted share.

In addition to the restructuring charges incurred, the Company also had provision for loan loss expense of $1.5 million for the quarter ended December 31, 2000. Of this figure, $1.1 million was the result of the chargeoff of loans acquired in the Ravenna Savings Bank merger that closed on May 12, 2000. At December 31, 2000, the allowance for loan losses to gross loans outstanding was 1.02% compared to 0.72% at December 31, 1999. Management feels that the allowance for loan losses is sufficient to cover probable losses based on past loss experience, general economic conditions and other factors which are subject to change over time. On a normalized basis, excluding the chargeoffs and restructuring items from the merger, diluted earnings per share for the quarter ended December 31, 2000, would have been $.22.

The net loss for the six month period ended December 31, 2000 totaled ($1.2) million, or ($.13) per diluted share compared to net income of $4.6 million, or $.47 per diluted share for the six month period ended December 31, 1999. Net income for the six month period ended December 31, 2000, excluding merger and restructuring costs, totaled $3.1 million, or $.35 per diluted share.

During the quarter ended December 31,2000, the Company elected to restructure its balance sheet to provide additional liquidity and to lower its interest rate risk profile. The Company securitized $192.0 million in primarily fixed rate 1-4 family mortgage loans and sold $149.4 million of the securities. In addition, $50.1 million in mortgage backed and related securities were sold. The transactions resulted in a pre-tax loss of $4.1 million. Additional restructuring and merger charges included $384,000 to prepay Federal Home Loan Bank advances, $820,000 for the write off of fixed assets and other contracts and $508,000 for employee expenses, including severance.

Costs primarily related to information systems conversion, a voluntary separation incentive program and marketing the “First Place Bank” name will be incurred by First Place over the next three fiscal quarters. Pre-tax costs of approximately $2.7 million, $375,000 and $200,000 are expected to be incurred in the quarters ending March 31, 2001, June 30, 2001 and September 30, 2001, respectively.

Assets totaled $1.6 billion at December 31, 2000, an increase of $582.4 million from $1.1 billion at June 30, 2000. The increase was primarily attributable to the acquisition of $681.8 million in assets in the merger with FFY offset by repayment of FHLB advances with proceeds from the loan and security sales. Goodwill from the merger with FFY totaled $5.7 million.

Net loans receivable totaled $1.0 billion at December 31, 2000, an increase of $343.5 million from $705.1 million at June 30, 2000. The increase was due to the acquisition of $492.5 million in loans in the merger offset by the loan securitization transaction.

Deposits totaled $1.0 billion at December 31, 2000, an increase of $434.5 million from $586.7 million at June 30, 2000. The increase was primarily due to the acquisition of $432.3 million in deposits in the merger.

As part of the merger transaction, First Place changed the name of its thrift subsidiary from First Federal Savings and Loan Association of Warren to First Place Bank. The Company expects that all twenty four branch offices in Portage, Mahoning and Trumbull Counties will begin to operate under the First Place Bank name early in the spring of 2001. Until that time, the former FFY Bank branches will continue to operate under the FFY Bank name, while all of First Place’s original branches will continue to operate under the First Federal of Warren name. FFY Holdings, FFY Insurance and Coldwell Banker FFY Real Estate, subsidiaries and/or affiliates of First Place, will also reflect the First Place name as First Place Holdings, First Place Insurance and Coldwell Banker First Place Real Estate, respectively.

Steven R. Lewis, President and CEO of First Place stated that, “The integration of FFY Bank and First Federal of Warren continues to proceed very well and I continue to be excited about the prospects of this Company moving forward. In addition to closing the merger in December, we completed the mortgage loan securitization which will provide us with a great deal of flexibility as we move forward with our plans to become a more comprehensive provider of commercial banking services. We will also begin the process of marketing First Place Bank, not only here in the Mahoning Valley, but in all of Northeast Ohio. Our goal is to become the leading provider of financial services in this region.”

At its meeting on January 23, 2001, the Company’s board of directors declared an increase in its regular quarterly dividend from $.10 per share to $.125 per share. The dividend will be paid on February 8, 2001 to shareholders of record on January 31, 2001. The Company will also resume its share repurchase program previously announced on November 27, 2000.

Additional information about the Company may be found on the Company’s web site: www.firstfederalofwarren.com.

When used in this press release, or future press releases or other public or shareholder communications, in filings by the Company with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.
Selected Consolidated Financial Condition Data:
(Unaudited)

	December 31,	September 30,	June 30,
($ in thousands)	2000	2000	2000

Total assets	$1,636,487	$1,043,906	$1,051,577
Loans receivable, net	1,048,610	721,095	705,066
Loans available for sale	974	11,097	13,071
Allowance for loan losses	10,831	6,353	6,150
Non performing assets	13,100	12,366	7,416
Securities available for sale	395,299	255,108	261,051
Deposits	1,023,769	580,435	586,748
Federal Home Loan Bank advances	301,365	261,564	227,762
Repurchase agreements	88,876	50,000	75,000
Total shareholders' equity	203,624	138,682	147,975
Total shares outstanding	16,664,113	9,683,250	10,688,450

	Three Months Ended			Six Months Ended
	December 31,		%	December 31,		%
Selected Consolidated Operations Data:	2000	1999	Change	2000	1999	Change

($ in thousands except per share amounts)

Total interest income	$20,010	$13,999	43%	$39,011	$27,398	42%
Total interest expense	13,152	7,443	77%	25,631	14,233	80%

Net interest income	6,858	6,556	5%	13,380	13,165	2%
Provision for loan losses	1,505	214	N/M	1,805	383	N/M

Net interest income after provision
for loan losses	5,353	6,342	-16%	11,575	12,782	-9%

Non interest income	590	483	22%	1,480	963	54%
Loss on sale of securities	(1,402)	(6)	N/M	(1,401)	(6)	N/M
Gain (loss) on sale of loans	(2,199)	96	N/M	(1,965)	175	N/M
Merger expenses	(1,667)	0	N/M	(1,667)	0	N/M
Non interest expense	(5,950)	(3,684)	62%	(10,554)	(7,169)	47%

Income (loss) before income tax	(5,275)	3,231	N/M	(2,532)	6,745	N/M

Provision for income tax (benefit)	(2,200)	1,056	N/M	(1,351)	2,170	N/M

Net income (loss)	($3,075)	$2,175	N/M	($1,181)	$4,575	N/M

Net income excluding merger and
restructuring costs	$1,215			$3,109

Basic earnings per share	($0.34)	$0.23		($0.13)	$0.47
Diluted earnings per share	($0.34)	$0.23		($0.13)	$0.47
Diluted earnings per share excluding
merger and restructuring costs	$0.13	N/A		$0.35	N/A
Cash dividends declared per share	$0.125	$0.075		$0.225	$0.15
Average shares outstanding - basic	8,992,269	9,469,662		8,950,145	9,743,907
Average shares outstanding - diluted	9,005,789	9,469,662		8,963,665	9,743,907
N/M - Not a meaningful measure of performance.
N/A - Not applicable.

	At or for the Three		At or for the Six
	Months Ended		Months Ended
	December 31,		December 31,
Selected Average Balances and Financial Ratios: (1)	2000	1999	2000	1999

Performance Ratios:
Return on average assets (2)	-1.12%	1.11%	-0.22%	1.19%
Return on average equity (3)	-8.51%	5.86%	-1.64%	6.04%
Interest rate spread (4) (9)	2.05%	2.51%	1.99%	2.58%
Net interest margin (5) (9)	2.69%	3.45%	2.68%	3.52%
Efficiency ratio (6)	141.97%	51.68%	92.21%	50.14%
Net interest income to operating expenses (9)	92.35%	177.96%	112.14%	183.64%

Without merger and restructuring costs:
Return on average assets (2)	0.44%	N/A	0.58%	N/A
Return on average equity (3)	3.36%	N/A	4.31%	N/A
Efficiency ratio (6)	110.21%	N/A	79.29%	N/A

Capital Ratios:
Equity to total assets at end of period	12.44%	16.31%	12.44%	16.31%
Tangible book value per share (7)	$10.90	$14.02	$10.90	$14.02
Average interest-earning assets to
average interest-bearing liabilities	112.36%	124.31%	113.12%	125.27%

Asset Quality Data:
Nonperforming assets to total assets (8)	0.88%	0.25%	0.88%	0.25%
Allowance for loan losses to non performing loans	82.68%	220.02%	82.68%	220.02%
Allowance for loan losses to gross loans outstanding	1.02%	0.72%	1.02%	0.72%
Net charge-offs (000's)	$1,105	$134	$1,203	$263
Annualized net charge-offs to average loans	0.57%	0.11%	0.32%	0.11%

(1)	Ratios are annualized where appropriate.
(2)	Ratio of net income to average total assets.
(3)	Ratio of net income to average equity.
(4)	Difference between weighted average yield on interest-earning assets and weighted average cost of interest-bearing liabilities.
(5)	Ratio of net interest income to average interest-earning assets.
(6)	Ratio of non interest expense to the sum of net interest income plus non interest income.
(7)	Total shareholders' equity minus unamortized goodwill divided by number of shares outstanding.
(8)	Non performing assets consist of nonperforming loans, repossessed autos and other real estate owned.
(9)	Ratio is presented on a fully taxable equivalent basis using the company's federal statutory tax rate of 34%.
N/A - Not applicable.